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                                                                    Exhibit 21.1

                              TIBCO SOFTWARE INC.

                         SUBSIDIARIES OF THE REGISTRANT

   1. TIBCO Software International Inc., United States of America

   2. TIBCO Extensibility Inc., United States of America

   3. TIBCO Software Australia Pty. Ltd., Australia

   4. TIBCO Software NV, Belgium

   5. TIBCO Software Canada Inc., Canada

   6. TIBCO Software France SARL, France

   7. TIBCO Software GmbH, Germany

   8. TIBCO Software SL, Italy

   9. TIBCO Software Japan Inc., Japan

  10. TIBCO Software Korea, Korea

  11. TIBCO Software Singapore Pte. Ltd., Singapore

  12. TIBCO Software SL, Spain

  13. TIBCO Software Limited, United Kingdom

  14. TIBCO Software BV, Holland

  15. TIBCO Software Brasil LTDA, Brazil